SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 18, 2002

PG&E Corporation

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(Exact Name of Registrant as Specified in its Charter)

California                1-12609                94-3234914

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(State or other Jurisdiction   (Commission       (IRS Employer

of Incorporation)              File Number)     Identification No.)

PG&E Corporation

One Market, Spear Tower, Suite 2400

San Francisco, California 94105

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(Address of principal executive offices) (Zip Code)

(415) 267-7000

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(Registrant's telephone number, including area code)

Item 5. Other Events

The section of this current report on Form 8-K discussing recent defaults by PG&E National Energy Group, Inc. includes forward-looking statements with respect to potential charges against earnings that are necessarily subject to various risks and uncertainties.  These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management.  Actual results could differ materially from those contemplated by the forward-looking statements.  These statements should be read in conjunction with the forward-looking statement factors set forth in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" in PG&E Corporation's most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

A.  PG&E National Energy Group, Inc. Defaults

On November 14, 2002, PG&E Corporation’s wholly owned subsidiary, PG&E National Energy Group, Inc. (PG&E NEG) announced that a default occurred under PG&E NEG’s revolving credit facility upon PG&E NEG’s failure to pay $431 million due on November 14, 2002, under the 364-day tranche of the revolving credit facility.  The amount outstanding under the two-year tranche of the revolving credit facility is $273 million, the majority of which supports outstanding letters of credit.  The default under the revolving credit facility also constitutes a default under (1) PG&E NEG’s senior unsecured notes due in 2011 (Senior Notes) ($1 billion outstanding), (2) PG&E NEG’s guarantee of the turbine and equipment credit facilities ($205 million outstanding), and (3) PG&E NEG’s equity commitment guarantees for the GenHoldings I, LLC credit facility ($355 million outstanding), for the La Paloma construction facility ($375 million outstanding), and for the Lake Road construction facility ($230 million).  In addition, on November 15, 2002, PG&E NEG failed to pay a $52 million interest payment due under the Senior Notes.

Notwithstanding the defaults, PG&E NEG believes that the lenders will continue to negotiate a global restructuring of these commitments.  This global restructuring would require PG&E NEG to abandon, sell, or transfer certain of PG&E NEG’s merchant assets and reduce energy trading operations.  If agreed to by PG&E NEG’s lenders and implemented by PG&E NEG, these various asset transfers, sales, and abandonments would cause substantial charges to earnings in either the fourth quarter of 2002 or in 2003.  As previously reported, if the lenders exercise their default remedies or if a restructuring is not achieved, PG&E NEG and certain of its subsidiaries may be compelled to seek protection under or be forced into Chapter 11 of the U.S. Bankruptcy Code.

Notwithstanding these restructuring efforts, if PG&E NEG abandons, sells, or transfers assets in an effort to meet current liquidity needs or other strategic efforts, PG&E NEG would incur substantial charges to earnings either in the fourth quarter of 2002 or in 2003.

In addition, PG&E NEG’s default will cause cross-defaults to occur under certain master trading agreements entered into between various of PG&E NEG’s energy trading subsidiaries and their respective counterparties.  PG&E NEG has guaranteed the energy trading subsidiaries’ obligations under these contracts.

B.  PG&E National Energy Group, Inc. Credit Ratings

On November 13, 2002, Moody’s Investors Service (Moody’s) announced its decision to downgrade the credit ratings of PG&E NEG’s senior unsecured debt, issuer rating, and unsecured bank credit facility, to Ca from B3.  In addition, Moody’s announced that it was downgrading the credit rating of each of the following

PG&E NEG subsidiaries: PG&E Gas Transmission, Northwest Corporation (PG&E GTN) (senior unsecured debt downgraded to B1 from Ba1); USGen New England, Inc. (USGenNE) (pass-through certificates and bank credit facility downgraded to Caa1 from B2); and Attala Generating Company, LLC (Attala) (senior secured debt downgraded to Caa2 from B2).  The ratings on each of these companies remain negative and PG&E GTN remains under review for possible downgrade.

Moody’s stated that its rating action reflects PG&E NEG’s disclosures that it would not make certain interest and principal payments under its revolving credit facilities or its Senior Notes.  Moody’s stated that its outlook for these companies reflects the uncertainty associated with the outcome of PG&E NEG’s debt restructuring efforts, including the possibility of a bankruptcy filing by PG&E NEG.

On November 14, 2002, Standard & Poor's (S&P) announced it had downgraded the corporate credit rating of PG&E NEG to D from B- and removed the rating from CreditWatch.  In addition, S&P announced that it was downgrading the corporate credit rating of each of the following PG&E NEG subsidiaries: PG&E GTN (downgraded to CCC from BB-); USGenNE (downgraded to C from B-); PG&E Energy Trading Holdings Corporation (PG&E ET) (downgraded to C from B-); and Attala (downgraded to C from B-).   The ratings on each of these subsidiaries remain on CreditWatch with negative implications. S&P withdrew its rating of PG&E Generating Company, LLC.

S&P stated that its rating action reflects the possibility that PG&E NEG may not be successful in resolving its financial difficulties outside of bankruptcy.  S&P lowered PG&E GTN's rating to below investment grade to reflect S&P's maximum three-notch differential between the rating of a ring-fenced entity and its ultimate parent.  S&P noted that PG&E GTN’s stand-alone credit quality remains considerably stronger than the current rating would indicate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: /s/ LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary
Dated: November 18, 2002